Modivcare Announces Changes to Board of Directors
Seasoned Executive Daniel Silvers Brings Decades of Experience in Corporate Finance, Capital Allocation and Public Company Governance
April 25, 2025
DENVER--(BUSINESS WIRE)--Modivcare Inc. (“Modivcare” or the “Company”) (Nasdaq: MODV), a technology-enabled healthcare services company that provides a platform of integrated supportive care solutions focused on improving health outcomes, today announced that Daniel Silvers has been appointed to its board of directors (the “Board”), effective April 24, 2025. The appointment of Mr. Silvers completes the Board’s previously announced plan to add three new independent directors pursuant to its contractual obligations with its lenders.
“We welcome Mr. Silvers to the Board and are confident that his extensive experience and proven track record of delivering strong operational and financial results will be a valuable asset to Modivcare,” said Leslie Norwalk, Chair of the Board.
Mr. Silvers currently serves as the managing member of Matthews Lane Capital Partners LLC, an investment firm, a position he has held since 2015. Additionally, Mr. Silvers currently serves as Executive Chairman of Winventory, Inc., a tech-enabled event ticketing management partner, a position he has held since January 2024. Previously, Mr. Silvers served as Executive Vice President and Chief Strategy Officer at Inspired Entertainment, Inc., a gaming technology company, between 2016 and 2023 and as Chief Executive Officer and a director of Leisure Acquisition Corp. (“Leisure Acquisition”), a special purpose acquisition company, from 2017 to 2021. Mr. Silvers was the President of SpringOwl Asset Management LLC, an investment management firm, from 2009 to 2015 (including predecessor entities). Mr. Silvers was the President of Western Liberty Bancorp, an acquisition oriented holding company, from 2009 to 2010. From 2005 to 2009, Mr. Silvers served as a Vice President at Fortress Investment Group LLC, a leading global alternative asset manager. Prior to that, Mr. Silvers was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co. Inc., a global financial services firm, from 1999 to 2005. Mr. Silvers has served on the board of directors of MRC Global Inc. since 2024, and previously served on the boards of directors of Leisure Acquisition from 2017 to 2021 and Avid Technology, Inc. from 2018 to 2023. Mr. Silvers has also previously served on the boards of directors of Universal Health Services, Inc., Forestar Group, Inc., PICO Holdings, Inc., Ashford Hospitality Prime, Inc. and India Hospitality Corp. Mr. Silvers holds a B.S. in Economics and a M.B.A. in Finance from The Wharton School of the University of Pennsylvania. Mr. Silvers also received a Corporate Governance certification through the Director Education & Certification Program at the UCLA Anderson School of Management.
“I am excited to join Modivcare’s Board and look forward to contributing to the Company’s innovative mission and efforts to continually enhance its operational and financial strength,” said Mr. Silvers. “I believe in Modivcare’s potential, and am committed to helping the Company see that potential not only realized, but translated into long-term stockholder value.”
Additionally, the Company announced that each of Craig Barbarosh, David Coulter and Richard Kerley has resigned from his position on the Board, effective April 24, 2025. “We would like to thank all three for their expertise, acumen, and exceptional contributions to the Board,” said Ms. Norwalk. “Each of them has played a significant role in Modivcare’s journey, and we wish them all the best in their future endeavors. We are especially grateful to Mr. Kerley for his nearly fifteen years of dedicated service to the Company. As Mr. Coulter’s nearly ten years of service as a director concludes, we are pleased that he will continue to support the Company as a Board observer. We also look forward to welcoming Alexander Matina, a General Partner of AI Catalyst Management, as a Board observer."

About Modivcare
Modivcare Inc. ("Modivcare" or the "Company") (Nasdaq: MODV) is a technology-enabled healthcare services company that provides a suite of integrated supportive care solutions for public and private payors and their members. Its value-based solutions address the social determinants of health (SDoH) by connecting members to essential care services. By doing so, Modivcare helps health plans manage risks, reduce costs, and improve overall health outcomes. Modivcare is a provider of non-emergency medical transportation (NEMT), personal care services (PCS) and in-home monitoring solutions (Monitoring). The Company also holds a minority equity investment in CCHN Group Holdings, Inc. (d/b/a Matrix Medical Network), an independent, at scale provider of comprehensive in-home health assessments in the U.S. To learn more about Modivcare, please visit www.modivcare.com.

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